EXHIBIT 23.4

                          INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement on Form S-3 of Highwoods Properties, Inc. of our report dated February 21, 1995, with respect to the combined financial statements of Southeast Realty Corp., AP Southeast Portfolio Partners, L.P. and AP Fontaine III Partners, L.P. for the year ended December 31, 1994, and of our report dated February 10, 1995, on the financial statements of AP Fontaine III Partners, L.P. for the period from October 28, 1993 (date of inception) to December 31, 1993, which report appears in the Form 8-K/A of Highwoods Properties, Inc. dated April 29, 1996, as amended on June 3, 1996 and June 18, 1996. We also consent to the reference to our firm under the heading "Experts" in the prospectus that is part of the Registration Statement.


DELOITTE & TOUCHE LLP
/s/ Deloitte & Touche LLP

Dallas, Texas
July 11, 1997




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